Exhibit 99.1

Investment Technology Group, Inc. 380 Madison Avenue New York, New York 10017  (212) 588-4000

FOR IMMEDIATE RELEASE

Contacts:

Howard C. Naphtali	Maureen Murphy
Chief Financial Officer	Senior Vice President
(212) 444-6160	(212) 444-6323

ITG Reports 2004 Results

NEW YORK, NY, January 27, 2005 - Investment Technology Group, Inc. (NYSE: ITG), a leading provider of technology-based equity trading services, today announced that for the fourth quarter ended December 31, 2004, revenues were $89.6 million, net income was $12.9 million and diluted earnings per share were $0.31.

To ensure a clear understanding of these financial results, we are separately identifying certain non-recurring items including an unrealized gain on securities owned, recoveries against previous investment write-downs, employee severance, and the cessation of onshore Japanese business development activities. Excluding these items, fourth quarter 2004 revenues were $87.6 million with net income of $12.5 million and earnings per share of $0.30.

Comparing the fourth quarter of 2003 versus the fourth quarter of 2004, revenues increased 4%, net income increased 3% and earnings per share increased 15%. Excluding non-recurring charges in both fourth quarter periods, revenues increased 1%, net income increased 2% and earnings per share increased 15%.

For the year ended December 31, 2004, ITG’s total revenues were $334.5 million, net income was $41.2 million, and diluted earnings per share were $0.96. On a year over year basis, revenues were substantially unchanged, net income decreased by 2% and diluted earnings per share were up 8%. Excluding non-recurring items, revenues decreased 2% and net income decreased 4% while earnings per share increased 4%.

“In light of the fierce competitive environment, our quarterly results were solid,” said Ray Killian, ITG’s Chairman, President and Chief Executive Officer. “Since my return to the CEO position, we’ve made significant progress in setting a new course for ITG. I am confident that we are positioning ITG to take advantage of the fundamental changes evolving within our industry.”

-more-

ITG’s International business recorded revenues for the fourth quarter of $19.7 million, which represents 10% growth over the fourth quarter of 2003. For the full year, International revenues were $74.6 million, representing 24% growth over 2003. Excluding non-recurring items, International reported a $524,000 pre-tax profit for the fourth quarter (including minimal unfavorable impact from foreign currency losses) versus a $563,000 pre-tax profit in 2003 (which included currency gains of $330,000). For the year, International’s pre-tax results improved by $5.8 million over 2003.

“Our International business continues to show positive momentum with every region reporting strong growth for the year as our business model continues to gain strength,” said Mr. Killian.

In the U.S., ITG’s trading volume for the fourth quarter of 2004 was 5.6 billion shares (averaging 87 million shares per trading day) compared to 5.3 billion shares in the fourth quarter of 2003 (averaging 80 million shares per trading day) and 5.3 billion in the third quarter of 2004 (averaging 79 million shares per trading day).

For the company overall, revenues per trading day in the fourth quarter of 2004 versus the fourth quarter of 2003 increased 60% for Client-Site Trading Products, and fell 22% for POSIT and 11% for the Electronic Trading Desk. For the year, revenues per trading day increased 32% for Client-Site Trading Products and decreased 20% for POSIT and 9% for the Electronic Trading Desk.

For ITG overall, excluding non-recurring items, pre-tax margins for the fourth quarter were 19.4%, down from 22.0% in the third quarter and down from 23.4% in the prior year’s fourth quarter. For the year, ITG’s overall pre-tax margins, excluding non-recurring items, declined to 19.4% from 21.6% in 2003. The effective tax rate for 2004 was 37.6%.

A full reconciliation of non-recurring items is included in the table entitled “Reconciliation of U.S. G.A.A.P. Results to Pro-Forma Results” and in the Investor Relations Section of ITG’s Web site.

Conference Call

ITG has scheduled a conference call today at 11:00 a.m. ET to discuss fourth quarter results. Those wishing to listen to the call should dial 1-800-289-0496 at least 10 minutes prior to the start of the call to ensure connection.  A listen-only webcast will also be available on ITG’s website at http://www.itginc.com/investor.  For those unable to listen to the live broadcast of the call, a replay will be available for one week by dialing 1-888-203-1112 and entering the pass code 675967. A replay will be available for two weeks on ITG’s website. Both methods of listening to the replay will be available starting approximately two hours after the completion of the conference call.

Boston • Dublin • Hong Kong • London • Los Angeles • Melbourne • New York • Sydney • Tel Aviv • Toronto

About ITG
ITG is headquartered in New York with offices in Boston, Los Angeles, Dublin, Hong Kong, London, Melbourne, Sydney, Tel Aviv and Toronto. As a leading provider of technology-based equity-trading services and transaction research to institutional investors and brokers, ITG helps clients to access liquidity, execute trades more efficiently, and make better trading decisions. ITG generates superior trading results for its clients through three lines of business. POSIT, the world’s largest equity matching system, allows clients to trade confidentially. The Electronic Trading Desk is recognized as one of the leading program trading operations in the U.S. ITG’s leading-edge Client-Site Trading Products allow users to implement their own trading strategies by providing direct electronic access to most sources of market liquidity. For additional information, visit http://www.itginc.com.

In addition to historical information, this press release may contain “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995, that reflect management’s expectations for the future. A variety of important factors could cause results to differ materially from such statements. These factors include the company’s ability to achieve expected future levels of sales; the actions of both current and potential new competitors; rapid changes in technology; financial market volatility; general economic conditions in the

United States and elsewhere; evolving industry regulation; cash flows into or redemption from equity funds; effects of inflation; customer trading patterns; and new products and services. These and other risks are described in greater detail in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and other documents filed with the Securities and Exchange Commission and available on the company’s web site.

INVESTMENT TECHNOLOGY GROUP, INC.

Consolidated Statements of Income

(In thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31, 2004	December 31, 2003	December 31, 2004	December 31, 2003
	(unaudited)		(unaudited)
Revenues:
Commissions:
POSIT	$23,637	$31,109	$100,858	$126,729
Electronic Trading Desk	28,175	32,549	108,733	119,355
Client Site Trading Products	30,399	19,600	102,369	77,554
Other	7,401	3,259	22,526	10,354
Total revenues	89,612	86,517	334,486	333,992

Expenses:
Compensation and employee benefits	32,671	29,836	122,833	118,070
Transaction processing	13,961	12,756	51,080	46,316
Software royalties	3,321	4,367	13,806	16,894
Occupancy and equipment	7,640	7,431	30,348	31,149
Telecommunications and data processing services	4,454	4,630	17,978	18,334
Other general and administrative	9,452	9,536	32,425	33,528
Total expenses	71,499	68,556	268,470	264,291

Income before income tax expense	18,113	17,961	66,016	69,701

Income tax expense	5,222	5,504	24,803	27,748

Net income	$12,891	$12,457	$41,213	$41,953

Earnings per share:

Basic	$0.31	$0.27	$0.96	$0.89

Diluted	$0.31	$0.27	$0.96	$0.89

Basic weighted average number of common shares outstanding	41,928	46,257	42,811	46,996

Diluted weighted average number of common shares outstanding	42,036	46,284	42,841	47,016

INVESTMENT TECHNOLOGY GROUP, INC.

Consolidated Statements of Financial Condition

(In thousands, except share amounts)

	December 31, 2004	December 31, 2003
	(unaudited)
Assets
Cash and cash equivalents	$206,465	$239,013
Cash restricted or segregated	7,287	11,892
Securities owned, at fair value	32,530	24,174
Receivables from brokers, dealers and other, net	198,642	219,860
Investments in limited partnerships	20,311	19,529
Premises and equipment, net	24,023	25,088
Capitalized software, net	8,926	6,575
Goodwill	87,356	77,143
Other intangibles	2,657	4,747
Deferred taxes	10,226	12,147
Other assets	14,827	9,680
Total assets	$613,250	$649,848

Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable and accrued expenses	$83,383	$82,554
Payables to brokers, dealers and other	142,446	187,764
Software royalties payable	3,350	4,209
Securities sold, not yet purchased, at fair value	30	1,264
Income taxes payable	13,310	12,754
Total liabilities	242,519	288,545
Commitments and contingencies
Stockholders’ Equity:
Preferred stock, par value $0.01; shares authorized: 1,000,000; shares issued: none	—	—
Common stock, par value $0.01; shares authorized: 100,000,000; shares issued: 51,327,388 and 51,262,743 at December 31, 2004 and December 31, 2003, respectively and 41,950,670 and 44,740,279 shares outstanding at December 31, 2004 and December 31, 2003, respectively	513	513
Additional paid-in capital	161,169	157,319
Retained earnings	375,191	333,978
Common stock held in treasury, at cost; shares: 9,376,718 and 6,522,464 at December 31, 2004 and December 31, 2003, respectively	(177,095)	(138,641)
Accumulated other comprehensive income:
Currency translation adjustment	10,953	8,134
Total stockholders’ equity	370,731	361,303
Total liabilities and stockholders’ equity	$613,250	$649,848

INVESTMENT TECHNOLOGY GROUP, INC.

Reconciliation of US GAAP Results to Pro Forma Results (unaudited)

In evaluating the Company’s financial performance, management reviews results from operations which excludes non-operating or one-time charges.  Pro forma earnings per share is a non-GAAP (generally accepted accounting principles) performance measure, but the Company believes that it is useful to assist investors in gaining an understanding of the trends and operating results for the Company’s core businesses. Pro forma earnings per share should be viewed in addition to, and not in lieu of, the Company’s reported results under US GAAP.

The following is a reconciliation of US GAAP results to pro forma results for the periods presented (in thousands except per share amounts):

	Three Months Ended		Year Ended
	December 31, 2004	December 31, 2003	December 31, 2004	December 31, 2003

Total revenues	$89,612	$86,517	$334,486	$333,992
Less:
Non-recurring revenue (1)	(2,000)	—	(6,543)	—
Pro forma revenues	87,612	86,517	327,943	333,992

Total expenses	71,499	68,556	268,470	264,291
Less:
Asset impairment charges (2)	—	(2,747)	(700)	(2,747)
Other non-recurring expenses (3)	(865)	—	(3,422)	—
Add:
Interest on tax settlement (4)	—	454	—	454
Pro forma expenses	70,634	66,263	264,348	261,998

Income before income tax expense	18,113	17,961	66,016	69,701
Effect of pro forma adjustments	(1,135)	2,293	(2,421)	2,293
Pro forma income before income tax expense	16,978	20,254	63,595	71,994

Income tax expense	5,222	5,504	24,803	27,748
Tax settlement (4)	—	1,696	—	1,696
Tax effect of pro forma adjustments	(684)	855	(1,174)	855
Pro forma income tax expense	4,538	8,055	23,629	30,299

Net income	12,891	12,457	41,213	41,953
Net effect of pro forma adjustments	(451)	(258)	(1,247)	(258)
Pro forma net income	$12,440	$12,199	$39,966	$41,695

Diluted earnings per share	$0.31	$0.27	$0.96	$0.89
Net effect of pro forma adjustments	(0.01)	(0.01)	(0.03)	—

Pro forma diluted earnings per share	$0.30	$0.26	$0.93	$0.89

Notes:

(1) Non-recurring revenue is comprised of the gain on the sale of 50% of Investment Technology Group, Inc.’s (“ITG”) Canadian subsidiary, KTG Technology Corp. in the Second Quarter 2004 ($2.4 million), unrealized gains of $3.3 million from our holding of common stock of a corporation following the corporation’s initial public offering in the Third Quarter of 2004, of which $1.2 million was recognized in the Fourth Quarter, and a recovery against previous investment write-downs of $0.8 million.

(2) The asset impairment charges recorded in 2004 pertains to a write-down of two New York Stock Exchange seats that ITG obtained as part of the Hoenig acquisition.  Since the market environment in the third quarter had led to a reduction in NYSE seat prices, we recorded a third quarter $0.7 million impairment write-down to reflect the value of these seats at $1.15 million each as we believed the impairment was “other than temporary”.  These seats were also written down in 2003 ($2.0 million).  Similarly, our trading rights in Hong Kong were also written down in 2003.

(3) Other non-recurring expenses incurred in the Fourth Quarter 2004 include employee separation costs and costs related to the cessation of onshore Japanese business development activities. Totals for the year ended 2004 also include employee separation costs and a lease abandonment charge taken in the Third Quarter.

(4) In the Fourth Quarter of 2003, ITG resolved a long-standing Internal Revenue Service examination of research and development tax credits taken on ITG’s federal income tax returns prior to 1996. As a result of this settlement, approximately $1.9 million of tax reserves together with approximately $450,000 of related interest expense that had been accrued on a pre-tax basis were reversed into income.